K E N N E T H I. D E N O S, P. C.

                             11585 South State #102
                                Draper, UT 84020
                              Tel: (801) 619-1195
                              Fax: (801) 816-2500
                              KDENOS@DENOSLAW.COM



November 8, 2005



Board of Directors
Cancer Therapeutics, Inc.
210 W. Hansell St.
Thomasville, GA 31792

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-2

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of Cancer Therapeutics, Inc. pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

The proposed offering and public distribution relates to 1,000,000 shares of common stock, $.001 par value to be offered and sold to the public at a price of $.50 per share. It is our opinion that the shares of common stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be legally issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of Cancer Therapeutics in accordance with the State of Delaware corporation laws, statutory provisions, all applicable provisions of the Delaware Constitution , and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Cancer Therapeutics in the registration statement and prospectus included therein.


                                            Sincerely yours,

                                            KENNETH I. DENOS, P.C.

                                            /s/ Kenneth I. Denos
                                            _______________________
                                            Kenneth I. Denos

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